Exhibit 99.6(t)(x)

SAMPLE

College Retirement Equities Fund
730 Third Avenue, New York, New York 10017-3206
Telephone: 800-842-2733

Group Unit-Annuity Contract

Contract Number:	X-XXXX-XXX
Date of Issue:	January 1, 2006
Policyholder:	ABC Institution

This Group Annuity Contract (the "Contract") is a contract between you ("the Policyholder") and COLLEGE RETIREMENT EQUITIES FUND ("CREF").

This page refers briefly to some of the features of the Contract. The next pages set forth in detail the rights and obligations of both CREF and the Policyholder under the Contract. PLEASE READ THE CONTRACT. IT IS IMPORTANT.

GENERAL DESCRIPTION

All Premiums for this Contract are remitted by the Policyholder. Each Premium purchases Accumulation Units in a CREF Account. The dollar amounts of CREF Accumulations and any benefit payments by CREF are variable and are not guaranteed; they depend primarily on the investment performance of the CREF accounts.

Once each year CREF will report to the Policyholder the value of the Accumulation Units held in each Account.

CREF agrees to pay the benefits set forth in this Contract with respect to each Employee and Beneficiary of an Employee for whom such benefits are purchased under this Contract. The Annuity Payment Options available to Employees and, if the Employee dies before starting to receive this income, the Death Benefit Payment Methods available to Beneficiaries are described in the Contract.

The Policyholder can contact CREF at the above number to ask questions about this Contract or to get help with a complaint.

This contract does not guarantee any fixed-dollar amount of benefits.

INDEX ON NEXT PAGE

C6008.1
CREF GA	Some provisions may vary in some states.	Ed. 10-95

CREF Group Unit-Annuity Contract

INDEX OF PROVISIONS

Section

Accounts
Definition	1
Deletion of	41
Accumulation Units
Definition	2
Number of	13
Annuity Unit	3
Annuity Payments
Options	26
To End of Guaranteed Period	27
Annuity Starting Date - Definition	4
Assignment - Void and of No Effect	38
Beneficiary - Definition	5
Benefit Payments
Definition	6
Report From Policyholder	25
Benefit Purchase Amount
Definition	7
For Annuity Payments	28
For Death Benefit Payments	31
For other payments	32
Benefits Based on Incorrect Data	42
Business Day	8
Claims of Creditors - Protection Against	39
Commuted Value - Definition	9
Contract - Consist of	23
Correspondence with CREF	45

Section

Death Benefit Payments
Methods of Payment	29
To End of Guaranteed Period	30
Discontinuance
Effective Dates of	35
Provisions Applicable After	36
Types of	35
Employee - Definition	10
ERISA - Definition	11
Information From Policyholder	37
IRC - Definition	12
Laws and Regulation - Compliance with	43
Liability of CREF	34
Payee - Definition	14
Premiums	24
Proof of Survival	44
Retirement Plan - Definition	15
Rules of the Fund	16
Second Annuitant - Definition	17
Service of Process upon CREF	40
Transfer	19
Unit-Annuity Purchase Fund
Definition	21
Effective Dates of Deductions	33
Sufficiency of	33
Valuation Day	22

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CREF GA	Some provisions may vary in some states.	Ed. 7-94

Endorsement to Your CREF Group Unit-Annuity Contract

COLLEGE RETIREMENT EQUITIES FUND 730 Third Avenue, New York, New York 10017-3206 1 800 842-2733 Endorsement to your CREF Group Unit-Annuity Contract Attached at Issue	SAMPLE

This endorsement is part of your agreement with CREF, which also includes any prior endorsements. The purpose of this endorsement is to introduce a new CREF Account. Please read this endorsement, then attach it to your contract.

The Accounts provision is modified by adding the Inflation-Linked Bond Account as follows:

The CREF Inflation-Linked Bond Account maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and other corporate entities.

C996.1-GA		Page E1
CREF GA	Some provisions may vary in some states.	Ed. 5-97

PART A: TERMS USED IN THIS CONTRACT

1. Accounts. CREF maintains the following seven investment Accounts, each with its own distinct investment portfolio:

The CREF Stock Account maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF Money Market Account maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

The CREF Bond Market Account maintains a portfolio consisting primarily of investment grade fixed income securities.

The CREF Social Choice Account maintains a portfolio consisting primarily of common stocks, investment grade fixed income securities, and short-term debt securities.

The CREF Global Equities Account maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

The CREF Growth Account maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

The CREF Equity Index Account maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

In the future, CREF may establish other Accounts with other investment portfolios.

2. Accumulation Units. Each CREF Account maintains a separate Accumulation Unit value. The current value of each Account's Accumulation Unit is based on the market value of that Account's investments, and will be determined in accordance with the Rules of the Fund.

3. An Annuity Unit is the unit of payment for all Unit-Annuity benefits. Annuity Units are maintained in each Account that offers Unit-Annuities. Unit-Annuities are offered in all Accounts except the CREF Bond Market Account. All CREF Annuity Payment Options and Death Benefit Payment Methods are available from each CREF Account that offers Unit-Annuities. The current value of an Annuity Unit will change from time to time to reflect changes in investment, mortality, and expense experience. The dollar value of any Unit-Annuity payment will be the product of the number of Annuity Units to be paid and the then current value of an Annuity Unit.

4. An Annuity Starting Date is the date determined by the Policyholder on which Unit-Annuity Payments to an Employee commence.

5. A Beneficiary is any person reported by the Policyholder as eligible to receive Benefit Payments on the death of an Employee prior to the start of Unit-Annuity Payments.

6. A Benefit Payment is any of the following types of payments provided under the terms of the Retirement Plan.

A Unit-Annuity Payment is a payment to an Employee made under one of the Options described in Section 26.

A Death Benefit Payment is a payment to a Beneficiary under one of the Methods described in Section 29.

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CREF GA	Some provisions may vary in some states.	Ed. 7-94

A Transfer Payment is a payment of a single premium on behalf of an Employee or Beneficiary that is applied to:

A) a TIAA individual or group Retirement Annuity Contract; or

B) a CREF individual or group Retirement Unit-Annuity Certificate.

A Direct Payment is a payment to an Employee, Beneficiary, or the estate of an Employee or Beneficiary under the terms of the Retirement Plan.

A Policyholder Payment is a payment to the Policyholder or to any person, trustee, or corporation (other than an Employee or Beneficiary under the terms of the Retirement Plan or the estate of such Employee or Beneficiary) designated by the Policyholder.

7. A Benefit Purchase Amount is an amount withdrawn from the Unit-Annuity Purchase Fund to purchase Benefit Payments.

8. A Business Day is any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 p.m. Eastern time, or, if earlier, the time trading on the New York Stock Exchange closes for that day.

9. Commuted Value. The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments. The Commuted Value of a series of payments of Annuity Units is computed in accordance with the Rules of the Fund, in which it is referred to as the Present Value.

10. An Employee is any employee reported by the Policyholder to be entitled to Benefit Payments.

11. ERISA is the Employee Retirement Income Security Act of 1974, as amended.

12. The IRC is the Internal Revenue Code of 1986, as amended.

13. Number of Accumulation Units. Each Premium paid under this Contract will purchase a number of Accumulation Units determined in accordance with the Rules of the Fund. The Premiums will be allocated among the CREF Accounts under this Contract in accordance with the Policyholder's most recent instructions received by CREF, as detailed in Section 24. The number of Accumulation Units in any Account under this Contract will be increased by:

A) any Premiums paid to that Account under this Contract; and

B) any transfers to that Account under this Contract from another CREF Account;

and will be reduced by:

C) the application of Accumulation Units from that Account to provide Benefit Payments; and

D) any transfers from that Account to TIAA or to another CREF Account.

14. A Payee is any person reported by the Policyholder as eligible to receive the remaining payments due during a guaranteed period:

A) after the death of an Employee, if the Unit-Annuity Payment Option elected is a One-Life Annuity with a Guaranteed Period;

B) after the death of the survivor of an Employee and a Second Annuitant, if the Unit-Annuity Payment Option elected is a Two-Life Annuity with a Guaranteed Period; or

C) after the death of a Beneficiary, if the Death Benefit Payment Method elected is a One-Life Annuity with a Guaranteed Period.

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CREF GA	Some provisions may vary in some states.	Ed. 7-94

15. The Retirement Plan is the retirement plan of the Policyholder as from time to time amended, or any successor retirement plan. The Retirement Plan will determine the eligibility of Employees and Beneficiaries and the amounts and conditions of Benefit Payments to be made.

16. The Rules of the Fund govern all matters affecting the interest of anyone in the Fund to the extent such matters are not specifically provided in this Contract. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone in the Fund. A copy of the Rules of the Fund was furnished to the Policyholder when this Contract was issued; Policyholders will be notified of all amendments to such Rules. The Policyholder will be deemed to be a Participant as used in the Rules of the Fund.

17. A Second Annuitant is any person reported by the Policyholder, when an Employee starts to receive income under a Two-Life Unit-Annuity Option, to receive a life income after the death of an Employee.

18. TIAA is the Teachers Insurance and Annuity Association.

19. The Policyholder may Transfer some or all of the Accumulation Units held in one CREF Account to purchase Accumulation Units in another CREF Account under this Contract.

     All values will be determined as of the end of the Business Day in which CREF has received the request to Transfer in a form acceptable to CREF. The Policyholder may choose to defer the effective date of a Transfer to any future date acceptable to CREF. All values will be determined as of the end of such effective date.

      CREF may limit Transfers to not more than one in each calendar quarter.

20. A Unit-Annuity is a series of payments of the then current value of a fixed number of Annuity Units. The number of Annuity Units to be paid and their then current value will be determined in accordance with the Rules of the Fund using actuarial methods.

21. The Unit-Annuity Purchase Fund is the sum of the value of all of the Accumulation Units in all of the Accounts under this Contract. It will provide the benefits described in this Contract.

22. A Valuation Day is a day on which the dollar values of the Accumulation Units in the CREF Accounts are established. The procedure for determining Valuation Days is contained in the Rules of the Fund.

PART B: CONTRACT AND PREMIUMS

23. The Contract. This Contract constitutes the entire Contract between CREF and the Policyholder. The provisions herein alone will govern with respect to the rights and obligations of CREF and of the Policyholder. Any endorsement or amendment of this Contract or waiver of any of its provisions will be valid only when made in writing by CREF and signed by an Executive Officer or Registrar of CREF. This Contract is issued in consideration of an initial premium allocated to CREF.

     All Premiums and Benefits are payable at the home office of CREF at 730 Third Avenue, New York, NY 10017.

24. Premiums. Premiums under this Contract will be remitted by the Policyholder. Premiums are credited to the Unit-Annuity Purchase Fund as of the day they are received by CREF at its home office in New York, NY. The Policyholder may make Premium payments in any amount and at any frequency as are necessary in the sole discretion of the Policyholder to provide for the liabilities of the Retirement Plan. CREF reserves the right to stop accepting Premiums under the Contract at any time. If the Contract is discontinued in accordance with Part E, no Premiums will be accepted after the date of discontinuance.

     The Policyholder may allocate any whole number percentage of a Premium to a CREF Account. CREF will credit Premiums among the Accounts according to the most recent instructions CREF has received from the Policyholder. If no allocation instructions have been received, all Premiums will be allocated to the CREF Money Market Account.

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CREF GA	Some provisions may vary in some states.	Ed. 7-94

PART C: BENEFIT PAYMENTS

25. Report From Policyholder. The Policyholder will report by written notice to CREF each person or corporation that becomes eligible for Benefit Payments. The report will include the type of such payments, the initial amount, and the CREF Account from which payments are to be made. For Unit-Annuity Payments, such report will include the Unit-Annuity Payment Option elected by the Employee, the age of the Employee, and, if a Two-Life Unit-Annuity is elected, the age of the Second Annuitant. For Death Benefit Payments, such report will include the Death Benefit Payment Method elected by the Beneficiary and, if the Method elected provides a lifetime income, the age of the Beneficiary.

26. Annuity Payment Options. Prior to the Annuity Starting Date, the Employee may elect, subject to the applicable restrictions, distribution requirements and incidental benefit requirements of ERISA and the IRC and of any rulings and regulations issued under ERISA and the IRC, any one of the following Annuity Payment Options or revoke a previous election. Annuity Payments will begin on the Annuity Starting Date if the Employee is then living.

A One-Life Unit-Annuity is payable monthly during the lifetime of the Employee and ceases at his or her death.

A One-Life Unit-Annuity with 10-, 15- or 20-Year Guarantee, as elected, is payable monthly during the lifetime of the Employee. If the Employee dies before the end of the guaranteed period elected, monthly payments will continue to the end of such guaranteed period as provided in Section 27.

A Two-Life Unit-Annuity in accordance with one of the following options is payable monthly during the lifetime of the Employee and will continue for life to the Second Annuitant if he or she survives the Employee. Annuity Payments during the Employee's lifetime will be made to the Employee. If a guaranteed period is not elected, all payments will cease at the death of the last survivor of the Employee and the Second Annuitant.

Full Benefit to Survivor with or without 10-, 15- or 20-Year Guarantee. After the death of the Employee or the Second Annuitant, monthly payments to the survivor during his or her lifetime will be based on the full initial number of Annuity Units. If a guaranteed period is elected and the Employee and the Second Annuitant both die before the end of such guaranteed period, monthly payments based on the full initial number of Annuity Units will continue to the end of such guaranteed period as provided in Section 27.

Two-Thirds Benefit to Survivor with or without 10-, 15- or 20-Year Guarantee. After the death of either the Employee or the Second Annuitant, monthly payments to the survivor during his or her lifetime will be based on two-thirds of the initial number of Annuity Units. If a guaranteed period is elected and the Employee and the Second Annuitant both die before the end of such guaranteed period, monthly payments based on two-thirds of the initial number of Annuity Units will continue to the end of such guaranteed period as provided in Section 27.

Half Benefit to Second Annuitant with or without 10-, 15- or 20-Year Guarantee. Monthly payments based on the full initial number of Annuity Units will be paid to the Employee during his or her lifetime. If the Second Annuitant survives the Employee, monthly payments based on one-half of the initial number of Annuity Units will be paid to the Second Annuitant during his or her lifetime. If a guaranteed period is elected and the Employee and the Second Annuitant both die before the end of such guaranteed period, monthly payments based on one-half of the initial number of Annuity Units will continue to the end of such guaranteed period as provided in Section 27.

TIAA Annuity for the Employee. The Policyholder may elect the following option of settlement of part or all of a Benefit Purchase Amount. To the extent that this option is exercised, it will be in lieu of the other options described in this Section.

C6008.1		Page 6
CREF GA		Ed. 7-94
Some provisions may vary in some states.

     CREF will pay the current value of the Benefit Purchase Amount, or a part thereof not less than $10,000, to TIAA for the purchase of a life annuity contract on the Employee's life, in any form then issued by TIAA and at the rates then applicable to such transfers. In making this purchase, the Employee will have the same rights and be subject to the same conditions as any other person applying for a similar TIAA contract at that time. The TIAA contract will be nonassignable and will have no provision for cash surrender or loans.

27. Annuity Payments to the End of a Guaranteed Period. At the death of the Employee before the end of a guaranteed period under a One-Life Unit-Annuity with a Guaranteed Period, or at the death of the last survivor of the Employee and the Second Annuitant before the end of a guaranteed period under a Two-Life Unit-Annuity with a Guaranteed Period, the monthly payments due for the remainder of the guaranteed period will continue to the surviving Payee named to receive them. The Commuted Value of these payments may be paid in one sum unless CREF is directed otherwise by the Policyholder. If a corporation, association, partnership, trustee, or estate becomes entitled to receive any such payments, the Commuted Value of these payments will be paid in one sum.

     If a One-Life Unit-Annuity with a Guaranteed Period has been elected and either (a) the named Payee does not survive the Employee or (b) no Payee has been named, the Commuted Value of such payments will be paid in one sum to the estate of the Employee.

     If a Two-Life Unit-Annuity with a Guaranteed Period has been elected and either (a) the named Payee does not survive the last survivor of the Employee and the Second Annuitant or (b) no Payee has been named, the Commuted Value of such payments will be paid to the estate of the last survivor of the Employee and the Second Annuitant.

     If a Payee receiving these payments dies before the end of the guaranteed period, the Commuted Value of any payments still due that Payee will be paid to any other surviving Payee or Payees named to receive it. If no Payee is then living, the Commuted Value of such payments will be paid to the estate of the last Payee who was receiving such payments.

28. Annuity Benefit Purchase Amount. The Benefit Purchase Amount and the number of Annuity Units for Unit-Annuity payments will be determined, in accordance with the Rules of the Fund, by the following as reported by the Policyholder:

A) the amount of the initial monthly Unit-Annuity payment;

B) the Annuity Payment Option;

C) the CREF Account from which payments are to be made;

D) the age of the Employee; and

E) if a Two-Life Unit-Annuity is elected, the age of the Second Annuitant.

     If any election would result in an initial monthly income benefit of less than $25, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever will result in initial payments of $25 or more and the shortest interval between payments. If the equivalent amount payable annually is less than $25, CREF reserves the right to pay the single sum equivalent of such stream of payments to the Employee in lieu of such benefit.

     The Benefit Purchase Amount for a TIAA annuity will be the amount paid to TIAA.

29. Death Benefit Payment Methods. Prior to the date the Death Benefit Payment is paid or begins, the Beneficiary may elect, subject to the applicable restrictions and distribution requirements of ERISA and the IRC and of any rulings and regulations issued under ERISA and the IRC, any one of the following Death Benefit Payment Methods or revoke a previous election. Death Benefit Payments will be paid or begin on the first day of the calendar month designated by the Policyholder by written notice to CREF.

     A Single sum Payment is payable to the Beneficiary in one sum.

A One-Life Unit-Annuity is payable monthly during the lifetime of the Beneficiary and ceases at his or her death.

C6008.1		Page 7
CREF GA		Ed. 7-94
Some provisions may vary in some states.

A One-Life Unit-Annuity with 10-, 15- or 20-Year Guarantee, as elected, is payable monthly during the lifetime of the Beneficiary. If the Beneficiary dies before the end of the guaranteed period elected, monthly payments will continue to the end of such guaranteed period as provided in Section 30.

TIAA Annuity for the Beneficiary. The Policyholder may elect the following method for part or all of a Benefit Purchase Amount. To the extent that this method is exercised, it will be in lieu of the other methods described in this Section.

     CREF will pay the current value of the Benefit Purchase Amount, or a part thereof not less than $10,000, to TIAA for the purchase of a life annuity contract on the Beneficiary's life, or an annuity certain contract or Interest Payment contract with the Beneficiary as payee, in any form then issued by TIAA and at the rates then applicable to such transfers. In making this purchase, the Beneficiary will have the same rights and be subject to the same conditions as any other person applying for a similar TIAA contract at that time. The TIAA contract will be nonassignable and will have no provision for cash surrender or loans.

30. Death Benefit Payments to the End of a Guaranteed Period. At the death of the Beneficiary before the end of a guaranteed period under a One-Life Unit-Annuity with a Guaranteed Period, the monthly payments due for the remainder of the guaranteed period will continue to the surviving Payee named to receive them. The Commuted Value of these payments may be paid in one sum unless CREF is directed otherwise by the Policyholder. If a corporation, association, partnership, trustee, or estate becomes entitled to receive any such payments, the Commuted Value of these payments will be paid in one sum.

     If no Payee has been named, or if the named Payee does not survive the Beneficiary, the Commuted Value of such payments will be paid to the estate of the Beneficiary.

     If a Payee receiving these payments dies before the end of the guaranteed period, the Commuted Value of any payments still due that Payee will be paid to any other surviving Payee or Payees named to receive it. If no Payee is then living, the Commuted Value of such payments will be paid to the estate of the last Payee who was receiving such payments.

31. Death Benefit Purchase Amount. The Benefit Purchase Amount for a Single-sum Payment will be the amount of the payment. The Benefit Purchase Amount and the number of Annuity Units for Death Benefit Payments under a Unit-Annuity will be determined, in accordance with the Rules of the Fund, by the following as reported by the Policyholder:

A) the amount of the initial monthly payment;

B) the Death Benefit Payment Method;

C) the CREF Account from which payments are to be made; and

D) the age of the Beneficiary.

     If any election would result in a monthly income benefit of less than $25, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever will result in payments of $25 or more and the shortest interval between payments. If the equivalent amount payable annually is less than $25, CREF reserves the right to pay the single sum equivalent of such stream of payments to the Beneficiary in lieu of such benefit.

32. Other Benefit Payments. The Benefit Purchase Amount for a Transfer Payment, a Direct Payment, or a Policyholder Payment is equal to the payment amount.

PART D: UNIT-ANNUITY PURCHASE FUND

33. Sufficiency of Unit-Annuity Purchase Fund and Effective Dates of Deduction. A Benefit Purchase Amount will reduce the number of Accumulation Units in an Account under this Contract after receipt by CREF of the report referred to in Section 25, provided the value of the Accumulation Units held in that Account under this Contract on the effective date of the deduction equals or exceeds such Benefit Purchase

C6008.1	Page 8
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Some provisions may vary in some states.

Amount. CREF will not make any deduction from an Account if the value of the Accumulation Units held in that Account is insufficient for such Benefit Purchase Amount.

     The dates on which the Benefit Purchase Amounts are deducted from the Unit-Annuity Purchase Fund are as follows:

Unit-Annuity Payments. A Benefit Purchase Amount to purchase Unit-Annuity Payments will be deducted from the Unit-Annuity Purchase Fund as of the Annuity Starting Date.

Death Benefit Payments. A Benefit Purchase Amount to purchase Death Benefit Payments will be deducted from the Unit-Annuity Purchase Fund as of the date designated by the Policyholder for such payments to begin or to be paid.

Transfer Payments. A Benefit Purchase Amount for a Transfer Payment will be deducted from the Unit-Annuity Purchase Fund as of:

A) the day before the date such single premium is applied to the TIAA individual or group Retirement Annuity Contract, or;

B) the date such single premium is applied to the CREF individual or group Retirement Unit-Annuity Certificate.

Direct Payments. A Benefit Purchase Amount for a Direct Payment will be deducted from the Unit-Annuity Purchase Fund as of the date the payment is actually made as determined by the Policyholder.

Policyholder Payments. A Benefit Purchase Amount for a Policyholder Payment will be deducted from the Unit-Annuity Purchase Fund as of the date the payment is actually made as determined by the Policyholder.

34. Liability of CREF. CREF makes no representation and assumes no liability as to the sufficiency of the Unit-Annuity Purchase Fund for Benefit Payments under this Contract. The liability of CREF for the payment of Benefit Payments will be limited to the amounts of Benefit Purchase Amounts withdrawn from the Unit-Annuity Purchase Fund. CREF will have no liability for the payment of any Benefit Payments prior to their purchase in accordance with the provisions of Section 33. In withdrawing Benefit Purchase Amounts from the Unit-Annuity Purchase Fund, CREF will be entitled to rely exclusively on the reports and other information furnished by the Policyholder, without obligation or duty to inquire as to the accuracy or completeness of such reports and information, and will be fully protected in taking any actions under this Contract solely on the basis of the reports and any other information furnished to CREF by the Policyholder.

PART E: DISCONTINUANCE

35. Type and Effective Dates of Discontinuance. Upon the occurrence of any of the events described in this Section, this Contract will be discontinued as of the applicable date of discontinuance stated below, and the provisions set forth in Section 36 will apply.

A)	Discontinuance by Policyholder. On written notice to CREF, the Policyholder may elect to discontinue this Contract as of a date, to be stated in such notice, provided CREF receives such notice on or before such date. Otherwise, the date of discontinuance will be the date CREF receives such notice.

B)	Discontinuance by CREF. CREF has the right to discontinue this Contract if CREF determines that, because of a change in the provisions or administration of the Retirement Plan, it is not feasible to continue to purchase Benefit Payments hereunder. In the event of such discontinuance, CREF will provide the Policyholder written notice at least 90 days prior to such date of discontinuance.

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CREF GA	Some provisions may vary in some states.	Ed. 7-94

     CREF also has the right to discontinue this Contract if after a Benefit Purchase Amount is withdrawn from the Unit-Annuity Purchase Fund, there is no other Employee or Beneficiary who may be entitled to receive Benefit Payments at a later date under the Retirement Plan. The date of such discontinuance will be the date of such withdrawal.

36. Provisions Applicable After Discontinuance of This Contract. The Unit-Annuity Purchase Fund at the time of discontinuance may be used to purchase Benefit Payments in accordance with the provisions of Part C. Benefit Payments for Employees and Beneficiaries will be purchased on an equitable basis, consistent with the Retirement Plan, as determined by the Policyholder. If any amount remains in the Unit-Annuity Purchase Fund after purchasing any Benefit Payments, CREF will pay the Policyholder the amount remaining in one sum. If CREF discontinued the Contract, in lieu of purchasing Benefit Payments CREF may elect to pay the entire Unit-Annuity Purchase Fund to the Policyholder in one sum.

     After such payment, CREF will have no further liability under this Contract except for Benefit Payments previously purchased.

PART F: GENERAL PROVISIONS

37. Information from Policyholder. The Policyholder will furnish to CREF such facts and information as CREF determines are required for the operation of this Contract.

38. No Assignment. Neither the Policyholder nor any other person may assign, pledge, or transfer ownership of this Contract or any benefits under its terms. Any such action will be void and of no effect.

39. Protection Against Claims of Creditors. The benefits, options, rights and privileges accruing to any Employee or Beneficiary will not be transferable or subject to surrender, commutation, or anticipation, except as may be otherwise endorsed on this Contract. The benefits and rights accruing to any person who may become entitled to payments under this Contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law. This protection is contained in the statute of the State of New York establishing CREF.

40. Service of Process upon CREF. CREF will accept service of process in any action or suit against CREF on this Contract in any court of competent jurisdiction in the United States, Puerto Rico or Canada, provided such process is properly made. CREF will also accept such process sent to CREF by registered mail if the plaintiff is a resident of the state, district, territory, or province in which the action or suit is brought. This Section does not waive any of CREF's rights, including the right to remove such action or suit to another court.

41. Deletion of a CREF Account. CREF may delete any CREF Account except the CREF Stock and CREF Money Market Accounts. Also, CREF may stop providing Unit-Annuities in any Account except the CREF Stock and CREF Money Market Accounts.

     If a CREF Account is deleted, the Policyholder must transfer any Accumulation Units held in that Account to another CREF Account under this Contract. If CREF does not receive a request to transfer, we will transfer any Accumulation Units held in such Account to the CREF Money Market Account under this Contract.

     If an Employee or Beneficiary has a Unit-Annuity in a CREF Account that is deleted or in a CREF Account in which CREF stops providing Unit-Annuities, any Annuity Units in such Account must be converted to a Unit-Annuity in any other CREF Account that maintains Annuity Units. If no choice is made, any Unit-Annuity in the Account will be converted to a Unit-Annuity in the CREF Money Market Account. All elections and choices made in connection with an Income Option or Method of Payment of the Death Benefit and in effect as of the date of conversion will remain in effect. The number of Annuity Units in the Account to which the Unit-Annuity is converted will be determined in accordance with the Rules of the Fund.

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42. Benefits Based on Incorrect Data. If the amount of Benefit Payments is determined by data as to a person's age that is incorrect, Benefit Payments will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

43. Compliance with Laws and Regulations. CREF will administer the Contract to comply with all laws and regulations pertaining to the terms and conditions of the Contract. If the Contract conflicts at the Date of Issue with any applicable state law or regulation, such state law or regulation will prevail.

     The choice of Unit-Annuity Payment Option, Annuity Starting Date, Beneficiary or Second Annuitant, and Death Benefit Payment Method, and the rights of spouses to benefits, are all subject to the applicable restrictions, distribution requirements and incidental benefit requirements of ERISA and the IRC and of any rulings and regulations issued under ERISA and the IRC.

44. Proof of Survival. CREF may require satisfactory proof that anyone named to receive benefits under the terms of the Contract is alive on the date any benefit payment is due. If this proof is not received after requested in writing, CREF will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a Two-Life Unit-Annuity Option CREF has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment has been recovered.

45. Correspondence and Requests for Benefits. No notice, application, form, Premium payment or request for benefits will be deemed to be received by us unless it is received at our home office in New York, NY. All Premiums and benefits are payable at our home office in New York, NY. Any questions about this Contract, or inquiries about our service should be directed to us at our home office address:

CREF
730 Third Avenue
New York, NY 10017-3206.

C6008.1		Page 11
CREF GA		Ed. 7-94
Some provisions may vary in some states.